UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 27, 2007

COLLECTORS UNIVERSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27887	33-0846191

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1921 E. Alton Avenue, Santa Ana, California		92705
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(949) 567-1234

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On September 27, 2007, Collectors Universe, Inc. issued a press release announcing that the Appellate Court in the William Miller Case has issued an order granting a motion, filed by Miller, for a rehearing of the Appellate Court’s ruling issued in August 2007. In its August 2007 ruling, the Appellate Court had rejected Miller’s claim that he was entitled to statutory damages of approximately $10.5 million.

As reported in the Company’s press release, in granting Miller’s petition for rehearing the Appellate Court stated that “[t]o assure fairness, and ‘[t]o afford the parties all benefit of the doubt’ . . . we invite the parties to submit supplemental briefs limited to argument . . .” concerning (i) whether the legal theory used by the Court to arrive at its earlier decision may be properly utilized in this particular case, and (ii) if not, what legal theory should be used to determine the damages that may be awarded to Miller. The supplemental briefs are due on October 31, 2007.

The Company continues to believe that it will not incur any material liability to Miller in this case. However, due to the relatively novel legal issues involved, it is not possible to predict, with certainty, how the Appellate Court will ultimately rule.

In accordance with General Instruction B. 2 of Form 8-K, the information in this Current Report, including Exhibit 99.1 hereto, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release reporting that the Appellate Court in the Miller Case has issued an order granting a rehearing of the Appellate Court’s ruling issued in August 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned, hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

Dated: September 27, 2007	By:	/s/ JOSEPH J. WALLACE
Joseph J. Wallace, Chief Financial Officer

2

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release reporting that the Appellate Court in the Miller Case has issued an order granting a rehearing of the Appellate Court’s ruling issued in August 2007.

E - 1